
Stage Left Background
KITCHEN AREA
Stage Right Background
LIVING AREA
Stage Left Foreground
GAME AREA
Stage Center
DINING AREA
Stage Right Foreground
BAR AREA

Feeding the Pros Set Design
Illustration by Travis Tom